Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

P10, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2) (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Class A common stock, par value $0.001 per share	Other	22,243,654	$9.215	$204,975,271.61	0.00014760	$30,254.35

	Total Offering Amounts							$30,254.35

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$30,254.35

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Class A common stock being registered hereunder include such indeterminate number of shares of Class A common stock as may be issuable by the registrant with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions. There are also being registered hereunder an indeterminate number of shares of common stock as shall be issuable upon conversion, vesting or exercise of any securities that provide for such issuance.

(2)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $9.215, which is the average of the high and low prices of the shares of the Class A common stock on November 17, 2023 on the New York Stock Exchange.

(3)

The proposed maximum offering price per share of Class A common stock will be determined from time to time in connection with, and at the time of, the sale by the holder of such Class A common stock registered hereunder.